UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2015

NEOTHETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9171 Towne Centre Drive, Suite 270, San Diego, CA 92122

(Address of principal executive offices, with zip code)

(858) 750-1008

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2015, the board of directors (the “Board”) of Neothetics, Inc. (the “Company”) appointed Hani Zeini to serve as a director of the Company. Mr. Zeini, age 50, currently serves as President and Chief Executive Officer of Sientra, Inc. since 2006. He previously served as Executive Vice President of Inamed Aesthetics from 2001 to 2006, as Chief Operating Office at Acurian, Inc. in 2001 and as President and Chief Executive Officer at Pharmsmarket.com from 2000 to 2001. Prior to that, Mr. Zeini spent 12 years at Dupont Pharmaceuticals Company in various roles, including as Senior Vice President of Global Health Systems. Mr. Zeini holds a B.S. in electrical and computer engineering from the University of Miami and completed the Stanford Executive Program at Stanford University, Graduate School of Business. Mr. Zeini serves as a trustee on the Laguna Blanca School Board of Trustees. He also serves on the Advisory Board for the Image Reborn Foundation. Mr. Zeini was appointed as a Class I director whose current term of office will expire at the Company’s 2018 annual meeting of stockholders. In connection with her appointment to the Board, the Board also appointed Mr. Zeini to serve as a member of the Company’s Nominating and Corporate Governance Committee and as Chair of the Company’s Compensation Committee. Following the appointment of Mr. Zeini, the Nominating and Corporate Governance Committee will consist of Kim Kamdar (Chair), Maxim Gorbachev, and Hani Zeini and the Compensation Committee will consist of Hani Zeini (Chair), Kim Kamdar, and Martha Demski.

Also on September 23, 2015, the Board appointed Jeffrey Nugent to serve a director of the Company. Mr. Nugent has been the Interim Chief Executive Officer of Biolase, Inc. since June 2014. Prior to that, Mr. Nugent was Founder, President and Chief Executive Officer of Precision Dermatology, Inc., a multi-channel skin care company that was acquired by Valeant Pharmaceuticals in February 2014. From 1999 to 2002, he served as the President and Chief Executive Officer of Revlon, Inc. and as Worldwide President and Chief Executive Officer of Neutrogena Corporation from 1995 to 1999. Mr. Nugent currently serves as a director and Chairman of Sientra, Inc. and as a director of Biolase, Inc. and has previously served as a director of Precision Dermatology, Inc., Myoscience, Inc. and Merz Aesthetics, Inc. Mr. Nugent holds a B.S. in mathematics from St. Joseph’s College and earned his M.B.A. in finance and marketing from Loyola University in Chicago. He served as an Artillery Officer in the United States Army. Mr. Nugent is qualified to serve as one of our directors based on his valuable business and management experience as the Chief Executive Officer of several companies in the medical device and aesthetics industries. Mr. Nugent was also appointed as a Class III director whose current term of office will expire at the Company’s 2017 annual meeting of stockholders. In connection with his appointment to the Board, the Board also appointed Mr. Nugent as a member of the Company’s Audit Committee. Following the appointment of Mr. Nugent, the Audit Committee will consist of Martha Demski (Chair), Kim Kamdar, and Jeffrey Nugent.

Upon their appointment to the Board, each of Mr. Zeini and Mr. Nugent each received an initial grant of options to purchase 10,179 shares of the Company’s common stock pursuant to the Company’s 2014 Equity Incentive Plan, with an exercise price per share equal to $12.28, the fair market value on the grant date. The stock options will vest in twelve equal quarterly installments measured from the grant date. In addition, Mr. Zeini and Mr. Nugent shall receive compensation in accordance with the terms of the Company’s Non-Employee Directors Compensation Program for non-employee directors, the terms of which are disclosed in the Company’s definitive proxy statement on Schedule 14A as filed with the SEC on April 30, 2015.

The Company also entered into an indemnification agreement with each of Mr. Zeini and Mr. Nugent, providing for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware.

There are no transactions in which either Mr. Zeini or Mr. Nugent had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. There is no arrangement or understanding between either Mr. Zeini or Mr. Nugent and any other person pursuant to which either individual was elected as a director.

Also on September 23, 2015, Daniel Janney tendered his resignation to the Board, effective immediately. Mr. Janney’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Following the resignation of Mr. Janney and the appointment of Mr. Zeini and Mr. Nugent, the Board now consists of six directors, five of whom are independent within the meaning of NASDAQ listing standards and SEC rules.

The Company issued a press release on September 28, 2015 announcing the appointments of Mr. Zeini and Mr. Nugent, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

99.1	Press Release, dated September 28, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOTHETICS, INC.

Date: September 28, 2015	By:	/s/ George W. Mahaffey
George W. Mahaffey
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release, dated September 28, 2015.